Exhibit 99.1

Newmont Announces Third Quarter 2021 Results

Newmont Announces Third Quarter Results and Delivers the Gold Industry's First Autonomous Haulage System Fleet; Updates Full-year Guidance

DENVER--(BUSINESS WIRE)--October 28, 2021--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced third quarter 2021 results.

THIRD QUARTER 2021 HIGHLIGHTS

  Produced 1.45 million attributable ounces of gold and 315 thousand attributable gold equivalent ounces from co-products
  Reported gold CAS* of $830 per ounce and AISC* of $1,120 per ounce
  Updated full-year guidance of 6.0 million ounces of attributable gold production, $790 per ounce of CAS and $1,050 per ounce of AISC**, reaffirming original guidance of 1.3 million gold equivalent ounces from copper, silver, lead and zinc
  Generated $1.1 billion of cash from continuing operations and $735 million of Free Cash Flow (97 percent attributable to Newmont)*
  Declared third quarter dividend of $0.55 per share, consistent with the previous quarter***
  Completed $99 million of share repurchases from $1 billion buyback program***
  Ended the quarter with $4.6 billion of consolidated cash and $7.6 billion of liquidity with a net debt to adjusted EBITDA* ratio of 0.2x
  Delivered the gold industry’s first Autonomous Haulage System (AHS) fleet, improving safety and long-term productivity at Boddington
  Advancing near-term projects, including Tanami Expansion 2, Ahafo North and the mining method change at Subika Underground
  Progressing Yanacocha Sulfides, investing at least $500M through 2022 with a full funds decision expected in the second half of 2022

"Newmont delivered on a challenging third quarter performance with $1.3 billion in adjusted EBITDA and $735 million in free cash flow, building momentum for a strong fourth quarter," said Tom Palmer, Newmont President and Chief Executive Officer. "Supported by our clear strategic focus and proven operating model, we continue to apply our disciplined approach to capital allocation. A year ago, we announced our industry-leading dividend framework, establishing a clear pathway for stable and predictable returns. Over the last four quarters, Newmont has steadily reinvested in our operations while returning more than $2 billion dollars to shareholders through dividends and share buybacks, demonstrating our confidence in the long-term value of our business and our ability to maintain financial flexibility."

- Tom Palmer, Newmont President and Chief Executive Officer

___________________________
*	Non-GAAP metrics; see footnotes at the end of this release.
**	See discussion of outlook and cautionary statement at end of release regarding forward-looking statements.
***

See cautionary statement and endnotes at the end of this release, including with respect to future dividends and share buybacks. Note that the buyback figure above excludes $15 million disclosed in Q2 2021 settled after June 30, 2021.

THIRD QUARTER 2021 FINANCIAL AND PRODUCTION SUMMARY

	Q3'21	Q2'21	Q1'21	Q3'20
Attributable gold production (million ounces)	1.45	1.45	1.46	1.54
Gold costs applicable to sales (CAS) ($ per ounce)	$830	$755	$752	$756
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,120	$1,035	$1,039	$1,020
GAAP net income (loss) (US $ millions)	$(8)	$640	$538	$611
Adjusted net income (US $ millions)	$483	$670	$594	$697
Adjusted EBITDA (US $ millions)	$1,316	$1,591	$1,457	$1,663
Cash flow from continuing operations (US $ millions)	$1,133	$993	$841	$1,597
Capital expenditures (US $ millions)	$398	$415	$399	$296
Free cash flow (US $ millions)	$735	$578	$442	$1,301

Attributable gold production1 decreased 6 percent to 1,449 thousand ounces from the prior year quarter primarily due to lower throughput at Nevada Gold Mines as a result of a mechanical failure in May 2021 which resulted in a partial shutdown of the Goldstrike mill at Carlin until it was fully repaired in September 2021, lower leach production, mill recovery and ore grade milled at CC&V, lower throughput at Tanami as the mine was placed under care and maintenance in July 2021 and lower throughput, grade milled and recovery at Boddington. These decreases were partially offset by higher throughput at Cerro Negro due to reduced operations in the prior year quarter in response to Covid.

Gold CAS increased 4 percent to $1,175 million from the prior year quarter. Gold CAS per ounce2 increased 10 percent to $830 per ounce from the prior year quarter primarily due to lower gold ounces sold, higher diesel costs, an unfavorable Australian dollar foreign currency exchange rate and higher royalty payments at Akyem and Nevada Gold Mines. These increases were partially offset by a build of inventory.

Gold AISC3 increased 10 percent to $1,120 per ounce from the prior year quarter primarily due to higher CAS per ounce and higher sustaining capital spend. These increases were partially offset by lower treatment and refining costs.

Attributable gold equivalent ounce (GEO) production from other metals increased 15 percent to 315 thousand ounces primarily due to higher throughput and recoveries at Peñasquito.

CAS from other metals totaled $192 million for the quarter. CAS per GEO2 increased 15 percent to $638 per ounce from the prior year quarter primarily due to higher allocation of costs to other metals and higher concentrate selling expenses at Peñasquito and Boddington. These increases were partially offset by higher gold equivalent ounces sold. AISC per GEO3 increased 15 percent to $887 per ounce primarily due to higher CAS per GEO and higher sustaining capital spend.

Net loss from continuing operations attributable to Newmont stockholders was $(8) million or $(0.01) per diluted share, a decrease of $619 million from the prior year quarter primarily due to the loss recognized on the pending sale of the Conga mill assets of $571 million, lower average realized gold prices, lower gold sales volumes, unrealized losses on marketable and other equity securities, higher CAS and higher reclamation and remediation charges. These decreases were partially offset by lower income tax expense and lower impairment of long-lived assets.

Adjusted net income4 was $483 million or $0.60 per diluted share, compared to $697 million or $0.86 per diluted share in the prior year quarter. Primary adjustments to third quarter net income include the loss recognized on the pending sale of the Conga mill assets, changes in the fair value of investments, reclamation and remediation charges and valuation allowance and other tax adjustments.

Adjusted EBITDA5 decreased 21 percent to $1,316 million for the quarter, compared to $1,663 million for the prior year quarter.

Revenue decreased 9 percent from the prior year quarter to $2,895 million primarily due to lower average realized gold prices and lower gold sales volumes.

Average realized price6 for gold was $1,778, a decrease of $135 per ounce over the prior year quarter. Average realized gold price includes $1,784 per ounce of gross price received, the favorable impact of $4 per ounce mark-to-market on provisionally-priced sales and reductions of $10 per ounce for treatment and refining charges.

Capital expenditures7 increased 34 percent from the prior year quarter to $398 million primarily due to higher sustaining capital spend from sites that were placed into care and maintenance in response to Covid during 2020 and higher development capital spend. Development capital expenditures in 2021 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, the Subika Mining Method Change, Cerro Negro expansion projects, Quecher Main, Pamour, the Power Generation Civil Upgrade, Goldrush Complex and Turquoise Ridge 3rd shaft.

Consolidated operating cash flow from continuing operations decreased 29 percent from the prior year quarter to $1,133 million primarily due to lower average realized gold prices and lower gold sales volumes, an increase in tax payments and an increase in prepaid assets. Free Cash Flow8 also decreased to $735 million primarily due to lower operating cash flow and higher capital expenditures as described above.

Balance sheet and liquidity ended the quarter with $4.6 billion of consolidated cash and approximately $7.6 billion of liquidity; reported net debt to adjusted EBITDA of 0.2x9.

Nevada Gold Mines (NGM) attributable gold production was 308 thousand ounces with CAS of $768 per ounce and AISC of $945 per ounce for the third quarter. EBITDA10 for NGM was $293 million.

Pueblo Viejo (PV) attributable gold production was 85 thousand ounces for the quarter. Pueblo Viejo EBITDA10 was $108 million and cash distributions received for the Company's equity method investment totaled $69 million in the third quarter.

COVID UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $24 million during the quarter for activities such as additional health and safety procedures, increased transportation and community fund contributions. During the second quarter of 2020, the Newmont Global Community Support Fund was established to help host communities, governments and employees combat the Covid pandemic. Amounts distributed from this fund were $1 million during the quarter and have been adjusted from certain non-GAAP metrics. The remaining $23 million is not adjusted from our non-GAAP metrics.

We have mobilized a Covid vaccine working group with representatives from across the globe. Newmont views vaccination as critical in the fight against Covid and actively encourages our workforce to get vaccinated as they become eligible. We are working to support authorities, through our Global Community Support Fund, to improve the availability and deployment of vaccines to our workforce and host communities.

PROJECTS UPDATE

Newmont’s capital-efficient project pipeline supports improving production, lowering costs and extending mine life. Funding for the current development capital projects Tanami Expansion 2 and Ahafo North has been approved and these projects are in the execution stage. The Company has included the Yanacocha Sulfides project in its long-term outlook as the project is currently scheduled to be approved for full funding in the second half of 2022. Additional development projects, not listed below, represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer with potential to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $850 million and $950 million with a commercial production date in the first half of 2024.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs between $600 to $700 per ounce for the first five full years of production (2024-2028). Capital costs for the project are estimated to be between $750 and $850 million with a construction completion date in the second half of 2023 and commercial production in early 2024. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured and Indicated and Inferred Resource11 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life.
  Yanacocha Sulfides (South America)12 will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to process gold, copper and silver feedstock. The project is expected to add 500,000 gold equivalent ounces per year with all-in sustaining costs between $700 to $800 per ounce for the first five full years of production. An investment decision is expected in the second half of 2022 with a three year development period. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
___________________________
[1]	Attributable gold production for the third quarter 2021 includes 85 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).
[2]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
[8]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[9]	Non-GAAP measure. See end of this release for reconciliation.
[10]	Non-GAAP measure. See end of this release for reconciliation
[11]

See note to U.S. Investors at the end of this release; such resource estimate for Ahafo North is comprised of 610,000 ounces of Measured and Indicated Resource and 410,000 ounces of Inferred Resource as at December 31, 2020.

[12]	Consolidated basis.

UPDATED OUTLOOK

Newmont is providing an updated 2021 outlook due to the continued impact from Covid and other challenges experienced in the year. Further updates about Newmont's long-term guidance will be provided in December 2021. Please see the cautionary statement in the end notes for additional information. For further discussion, investors are encouraged to attend Newmont’s Third Quarter 2021 Earnings Conference Call.

Newmont's updated 2021 outlook includes approximately 6.0 million ounces of attributable gold production and approximately 1.3 million gold equivalent ounces from copper, silver, lead and zinc. The revised outlook for attributable gold production includes adjustments for operational challenges at Boddington and Nevada Gold Mines, as well as the continued impact from the global pandemic, primarily in Canada and Australia.

Boddington experienced challenges from severe weather, shovel reliability, operational delays associated with managing bench hygiene and the continued ramp-up of AHS to full productivity. As a result, Boddington delivered lower ex-pit tons than expected, with full-year 2021 gold production anticipated to be approximately 140 thousand ounces below original guidance estimates. Nevada Gold Mines is also experiencing challenges. Carlin and Cortez are expected to be at the low end of their annual guidance ranges, and Turquoise Ridge is expected to be below its annual guidance range. Additionally, the global pandemic has continued to impact many of our operations. Tanami was placed under care and maintenance in late-June and July as a result of Covid restrictions, reducing the site’s full-year production by approximately 40 thousand ounces. In addition, Newmont continues to experience lower productivity as a result of Covid-related absenteeism and a tightening of the labor market in Canada. We expect these sites to be at the low end or below their annual production guidance ranges.

Updated 2021 Costs applicable to sales (CAS) outlook are expected to be $790 per ounce and All-in sustaining costs (AISC) are expected to be $1,050 per ounce. The revised outlook includes the impact from lower production volumes and higher royalties and production taxes at higher gold prices.

Updated 2021 attributable development capital expenditures are expected to be approximately $700 million. The revised outlook includes a decrease of $150 million largely due to deferred spending associated with advancing Tanami Expansion 2.

Newmont 2021 Outlook [a]	Updated (as of Oct. 28, 2021)	Previous (+/-5%) (as of Dec. 8, 2020)
Gold Price Assumption ($/oz)	$1,800	$1,200
Consolidated Gold Production (Moz)	5.9	6.4
Attributable Gold Production (Moz) [b]	6.0	6.5
Consolidated Gold CAS ($/oz)	790	750
Consolidated Gold All-in Sustaining Costs ($/oz) [c]	1,050	970
Consolidated Co-Product GEO Production (Moz) [d]	1.3	1.3
Attributable Co-Product GEO Production (Moz) [d]	1.3	1.3
Consolidated GEO CAS ($/oz) [d]	600	600
Consolidated GEO All-in Sustaining Costs ($/oz) [c,d]	880	880
Consolidated Sustaining Capital Expenditures ($M)	1,000	1,000
Consolidated Development Capital Expenditures ($M)	750	900
Attributable Sustaining Capital Expenditures ($M)	950	950
Attributable Development Capital Expenditures ($M)	700	850
General & Administrative ($M)	260	260
Interest Expense ($M)	275	275
Depreciation and Amortization ($M)	2,350	2,500
Exploration & Advanced Projects ($M)	390	390
Adjusted Tax Rate [e]	34% - 38%	34% - 38%
Federal Tax Rate	27% - 30%	27% - 30%
Mining Tax Rate	6% - 9%	6% - 9%
[a]

2021 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of October 28, 2021. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2021 Outlook includes actual results through September 30, 2021 and assumes $1,800/oz Au, $25/oz Ag, $4.00/lb Cu, $1.20/lb Zn, $0.95/lb Pb, $0.75 USD/AUD exchange rate, $0.78 USD/CAD exchange rate and $65/barrel WTI for the fourth quarter of 2021. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides which is included in Outlook as the development project is expected to reach execution stage in the second half of 2022. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b]

Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~325Koz in 2021; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 51.35% interest for Yanacocha and a 75% interest for Merian.

[c]	All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2021 CAS outlook.
[d]

Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

[e]	The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Results	2021	2020	% Change	2021	2020	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,357	1,429	(5)%	4,101	3,996	3%
Attributable gold equivalent ounces sold	301	248	21%	930	780	19%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,778	$1,913	(7)%	$1,783	$1,745	2%
Average realized copper price	$3.99	$2.99	33%	$4.19	$2.49	68%
Average realized silver price	$18.34	$21.69	(15)%	$20.32	$16.66	22%
Average realized lead price	$0.99	$0.73	36%	$0.96	$0.69	39%
Average realized zinc price	$1.24	$1.01	23%	$1.21	$0.77	57%

Attributable Production (koz)
North America	384	414	(7)%	1,194	1,022	17%
South America	188	165	14%	551	536	3%
Australia	274	309	(11)%	842	861	(2)%
Africa	210	229	(8)%	617	608	1%
Nevada	308	337	(9)%	895	992	(10)%
Total Gold (excluding equity method investments)	1,364	1,454	(6)%	4,099	4,019	2%
Pueblo Viejo (40%) (2)	85	87	(2)%	254	256	(1)%
Total Gold	1,449	1,541	(6)%	4,353	4,275	2%

North America	275	238	16%	820	656	25%
Australia	40	35	14%	115	94	22%
Total Gold Equivalent Ounces	315	273	15%	935	750	25%

CAS Consolidated ($/oz, $/GEO)
North America	$800	$762	5%	$767	$792	(3)%
South America	$958	$885	8%	$822	$824	—%
Australia	$788	$690	14%	$767	$712	8%
Africa	$886	$693	28%	$804	$707	14%
Nevada	$768	$761	1%	$755	$764	(1)%
Total Gold	$830	$756	10%	$779	$762	2%
Total Gold (by-product)	$698	$641	9%	$629	$686	(8)%

North America	$595	$513	16%	$564	$539	5%
Australia	$914	$840	9%	$913	$842	8%
Total Gold Equivalent Ounces	$638	$556	15%	$606	$575	5%

AISC Consolidated ($/oz, $/GEO)
North America	$1,026	$1,003	2%	$988	$1,066	(7)%
South America	$1,276	$1,162	10%	$1,119	$1,111	1%
Australia	$1,025	$889	15%	$1,040	$914	14%
Africa	$1,114	$865	29%	$1,023	$889	15%
Nevada	$945	$904	5%	$931	$936	(1)%
Total Gold	$1,120	$1,020	10%	$1,064	$1,046	2%
Total Gold (by-product)	$1,041	$940	11%	$970	$1,024	(5)%

North America	$822	$735	12%	$781	$840	(7)%
Australia	$1,025	$998	3%	$1,155	$1,032	12%
Total Gold Equivalent Ounces	$887	$770	15%	$863	$862	—%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Sales	$2,895	$3,170	$8,832	$8,116

Costs and expenses
Costs applicable to sales (1)	1,367	1,269	3,895	3,659
Depreciation and amortization	570	592	1,684	1,685
Reclamation and remediation	117	38	220	116
Exploration	60	48	147	118
Advanced projects, research and development	40	39	108	92
General and administrative	61	68	190	205
Care and maintenance	6	26	8	171
Loss on assets held for sale	571	—	571	—
Other expense, net	37	92	126	184
	2,829	2,172	6,949	6,230
Other income (expense):
Gain on asset and investment sales, net	3	1	46	593
Other income (loss), net	(74)	(44)	(106)	(35)
Interest expense, net of capitalized interest	(66)	(75)	(208)	(235)
	(137)	(118)	(268)	323
Income (loss) before income and mining tax and other items	(71)	880	1,615	2,209
Income and mining tax benefit (expense)	(222)	(305)	(798)	(446)
Equity income (loss) of affiliates	39	53	138	119
Net income (loss) from continuing operations	(254)	628	955	1,882
Net income (loss) from discontinued operations	11	228	42	145
Net income (loss)	(243)	856	997	2,027
Net loss (income) attributable to noncontrolling interests	246	(17)	215	(22)
Net income (loss) attributable to Newmont stockholders	$3	$839	$1,212	$2,005

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(8)	$611	$1,170	$1,860
Discontinued operations	11	228	42	145
	$3	$839	$1,212	$2,005

Weighted average common shares (millions):
Basic	799	803	800	804
Effect of employee stock-based awards	1	3	2	2
Diluted	800	806	802	806

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$(0.01)	$0.76	$1.47	$2.31
Discontinued operations	0.01	0.28	0.05	0.18
	$—	$1.04	$1.52	$2.49
Diluted: (2)
Continuing operations	$(0.01)	$0.76	$1.46	$2.31
Discontinued operations	0.01	0.28	0.05	0.18
	$—	$1.04	$1.51	$2.49
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)

For the three months ended September 30, 2021, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating activities:
Net income (loss)	$(243)	$856	$997	$2,027
Adjustments:
Depreciation and amortization	570	592	1,684	1,685
Loss on assets held for sale	571	—	571	—
Gain on asset and investment sales, net	(3)	(1)	(46)	(593)
Net loss (income) from discontinued operations	(11)	(228)	(42)	(145)
Reclamation and remediation	112	35	208	107
Change in fair value of investments	96	(57)	180	(191)
Stock-based compensation	17	17	55	55
Equity earnings in affiliates, net of distributions received	29	22	(26)	(12)
Deferred income taxes	(24)	72	(10)	(72)
Impairment of investments	1	—	1	93
Charges from pension settlement	—	82	—	82
Charges from debt extinguishment	—	—	—	77
Other non-cash adjustments	5	39	(27)	41
Net change in operating assets and liabilities	13	168	(578)	50
Net cash provided by (used in) operating activities of continuing operations	1,133	1,597	2,967	3,204
Net cash provided by (used in) operating activities of discontinued operations	11	(1)	13	(8)
Net cash provided by (used in) operating activities	1,144	1,596	2,980	3,196

Investing activities:
Additions to property, plant and mine development	(398)	(296)	(1,212)	(904)
Acquisitions, net	—	—	(328)	—
Contributions to equity method investees	(42)	(2)	(114)	(16)
Proceeds from sales of investments	23	35	107	305
Return of investment from equity method investees	—	—	18	43
Purchases of investments	(2)	—	(18)	(33)
Proceeds from sales of mining operations and other assets, net	3	2	4	1,137
Other	26	(1)	26	45
Net cash provided by (used in) investing activities of continuing operations	(390)	(262)	(1,517)	577
Net cash provided by (used in) investing activities of discontinued operations	—	(75)	—	(75)
Net cash provided by (used in) investing activities	(390)	(337)	(1,517)	502

Financing activities:
Dividends paid to common stockholders	(440)	(201)	(1,321)	(514)
Repayment of debt	—	—	(550)	(1,160)
Repurchases of common stock	(114)	—	(248)	(321)
Distributions to noncontrolling interests	(58)	(55)	(155)	(143)
Funding from noncontrolling interests	25	27	73	82
Payments on lease and other financing obligations	(18)	(16)	(54)	(49)
Payments for withholding of employee taxes related to stock-based compensation	(2)	(6)	(31)	(45)
Proceeds from issuance of debt, net	—	—	—	985
Other	(90)	9	(77)	46
Net cash provided by (used in) financing activities	(697)	(242)	(2,363)	(1,119)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	4	(3)	4
Net change in cash, cash equivalents and restricted cash	54	1,021	(903)	2,583
Cash, cash equivalents and restricted cash at beginning of period	4,691	3,911	5,648	2,349
Cash, cash equivalents and restricted cash at end of period	$4,745	$4,932	$4,745	$4,932

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,636	$4,828	$4,636	$4,828
Restricted cash included in Other current assets	2	—	2	—
Restricted cash included in Other non-current assets	107	104	107	104
Total cash, cash equivalents and restricted cash	$4,745	$4,932	$4,745	$4,932

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At September 30, 2021	At December 31, 2020
ASSETS
Cash and cash equivalents	$4,636	$5,540
Trade receivables	334	449
Investments	157	290
Inventories	998	963
Stockpiles and ore on leach pads	941	827
Other current assets	406	436
Current assets	7,472	8,505
Property, plant and mine development, net	23,711	24,281
Investments	3,173	3,197
Stockpiles and ore on leach pads	1,791	1,705
Deferred income tax assets	313	337
Goodwill	2,771	2,771
Other non-current assets	634	573
Total assets	$39,865	$41,369

LIABILITIES
Accounts payable	$498	$493
Employee-related benefits	345	380
Income and mining taxes payable	305	657
Lease and other financing obligations	106	106
Debt	492	551
Other current liabilities	1,053	1,182
Current liabilities	2,799	3,369
Debt	4,990	5,480
Lease and other financing obligations	550	565
Reclamation and remediation liabilities	3,937	3,818
Deferred income tax liabilities	2,235	2,073
Employee-related benefits	484	493
Silver streaming agreement	923	993
Other non-current liabilities	661	699
Total liabilities	16,579	17,490

Contingently redeemable noncontrolling interest	48	34

EQUITY
Common stock	1,284	1,287
Treasury stock	(199)	(168)
Additional paid-in capital	18,078	18,103
Accumulated other comprehensive income (loss)	(190)	(216)
Retained earnings	3,739	4,002
Newmont stockholders' equity	22,712	23,008
Noncontrolling interests	526	837
Total equity	23,238	23,845
Total liabilities and equity	$39,865	$41,369

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and others to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$3	$—	$—	$1,212	$1.52	$1.51
Net loss (income) attributable to Newmont stockholders from discontinued operations	(11)	(0.01)	(0.01)	(42)	(0.05)	(0.05)
Net income (loss) attributable to Newmont stockholders from continuing operations	(8)	(0.01)	(0.01)	1,170	1.47	1.46
Loss on assets held for sale, net (2)	372	0.47	0.46	372	0.47	0.46
Change in fair value of investments (3)	96	0.12	0.12	180	0.23	0.23
Reclamation and remediation charges (4)	79	0.10	0.10	109	0.14	0.14
(Gain) loss on asset and investment sales (5)	(3)	—	—	(46)	(0.05)	(0.05)
Impairment of long-lived and other assets (6)	6	0.01	0.01	18	0.02	0.02
Settlement costs (7)	—	—	—	11	0.01	0.01
Restructuring and severance, net (8)	—	—	—	9	0.01	0.01
COVID-19 specific costs (9)	1	—	—	3	—	—
Impairment of investments	1	—	—	1	—	—
Tax effect of adjustments (10)	(167)	(0.22)	(0.21)	(197)	(0.27)	(0.25)
Valuation allowance and other tax adjustments, net (11)	106	0.13	0.13	117	0.15	0.15
Adjusted net income (loss) (12)	$483	$0.60	$0.60	$1,747	$2.18	$2.18

Weighted average common shares (millions): (13)		799	800		800	802

(1)	Per share measures may not recalculate due to rounding.
(2)

Loss on assets held for sale, net, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(199) and $(199), respectively. Refer to Note 7 of the Condensed Consolidated Financial Statements for further information.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 14 of the Condensed Consolidated Financial Statements.

(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(5)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a gain on the sale of TMAC. For further information, refer to Note 9 of the Condensed Consolidated Financial Statements.

(6)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(7)	Settlement costs, included in Other expense, net, primarily are comprised of a voluntary contribution made to the Republic of Suriname.
(8)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(9)

COVID-19 specific costs included in Other expense, net, primarily include amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $23 and $63, respectively, of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. Refer to Note 8 of the Condensed Consolidated Financial Statements for further information.

(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2021 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $185 and $215 respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(11) and $(28) respectively, changes to the reserve for uncertain tax positions of $(1) and $21 respectively, and other tax adjustments of $2 and $(17), respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(69) and $(74), respectively.

(12)

Adjusted net income (loss) has not been adjusted for cash care and maintenance costs, included in Care and maintenance, which represent costs incurred associated with our Tanami mine site being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and nine months ended September 30, 2021. Cash care and maintenance costs were $6 and $8 during the three and nine months ended September 30, 2021, respectively.

(13)

Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with U.S. GAAP. For the three months ended September 30, 2021, potentially dilutive shares of 1 million were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Condensed Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the three months ended September 30, 2021.

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$839	$1.04	$1.04	$2,005	$2.49	$2.49
Net loss (income) attributable to Newmont stockholders from discontinued operations	(228)	(0.28)	(0.28)	(145)	(0.18)	(0.18)
Net income (loss) attributable to Newmont stockholders from continuing operations	611	0.76	0.76	1,860	2.31	2.31
Gain (loss) on asset and investment sales (2)	(1)	—	—	(593)	(0.73)	(0.73)
Change in fair value of investments (3)	(57)	(0.07)	(0.07)	(191)	(0.24)	(0.24)
Impairment of investments (4)	—	—	—	93	0.11	0.11
Pension settlements (5)	83	0.10	0.10	85	0.10	0.10
Loss on debt extinguishment (6)	—	—	—	77	0.09	0.09
COVID-19 specific costs, net (7)	27	0.03	0.03	62	0.08	0.08
Settlement costs, net (8)	23	0.03	0.03	31	0.04	0.04
Impairment of long-lived and other assets (9)	24	0.03	0.03	29	0.04	0.04
Goldcorp transaction and integration costs (10)	—	—	—	23	0.03	0.03
Restructuring and severance, net (11)	9	0.01	0.01	11	0.01	0.01
Tax effect of adjustments (12)	(32)	(0.03)	(0.04)	93	0.11	0.11
Valuation allowance and other tax adjustments, net (13)	10	0.01	0.01	(296)	(0.35)	(0.36)
Adjusted net income (loss) (14)	$697	$0.87	$0.86	$1,284	$1.60	$1.59

Weighted average common shares (millions): (15)		803	806		804	806
(1)	Per share measures may not recalculate due to rounding.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie, Continental, and Red Lake. For further information, refer to Note 9 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable equity securities and our investment instruments. For further information regarding our investments, refer to Note 14 of the Condensed Consolidated Financial Statements.

(4)	Impairment of investments, included in Other income (loss), net, represents the other-than-temporary impairment of the TMAC investment.
(5)	Pension settlements, included in Other income (loss), net, represent pension settlement charges.
(6)	Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes.
(7)

COVID-19 specific costs, net, included in Other expense, net, represent incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(5) and $(5), respectively.

(8)

Settlement costs, net, included in Other expense, net, primarily represents costs related to the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru, mineral interest settlements at Ahafo and Akyem in Africa and other related costs. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(3) and $(3), respectively

(9)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets no longer in use and materials and supplies inventories.
(10)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represent subsequent integration costs incurred during 2020 related to the Newmont Goldcorp transaction.
(11)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(12)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (11), as described above, and are calculated using the applicable regional tax rate.

(13)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2020 is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $7 and $(113), respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $14 and $(173), respectively, changes to the reserve for uncertain tax positions of $(10) and $(19), respectively, and other tax adjustments of $3 and $35, respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(4) and $(26), respectively.

(14)

Adjusted net income (loss) has not been adjusted for $25 and $158 of cash and $9 and $83 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and nine months ended September 30, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $1, $13, $— and $3, respectively.

(15)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Newmont stockholders	$3	$839	$1,212	$2,005
Net income (loss) attributable to noncontrolling interests	(246)	17	(215)	22
Net loss (Income) from discontinued operations	(11)	(228)	(42)	(145)
Equity loss (income) of affiliates	(39)	(53)	(138)	(119)
Income and mining tax expense (benefit)	222	305	798	446
Depreciation and amortization	570	592	1,684	1,685
Interest expense, net of capitalized interest	66	75	208	235
EBITDA	$565	$1,547	$3,507	$4,129
Adjustments:
Loss on assets held for sale (1)	$571	$—	$571	$—
Change in fair value of investments (2)	96	(57)	180	(191)
Reclamation and remediation charges (3)	79	—	109	—
(Gain) loss on asset and investment sales (4)	(3)	(1)	(46)	(593)
Impairment of long-lived and other assets (5)	6	24	18	29
Settlement costs (6)	—	26	11	34
Restructuring and severance (7)	—	9	10	12
COVID-19 specific costs (8)	1	32	3	67
Impairment of investments (9)	1	—	1	93
Pension settlements (10)	—	83	—	85
Loss on debt extinguishment (11)	—	—	—	77
Goldcorp transaction and integration costs (12)	—	—	—	23
Adjusted EBITDA (13)	$1,316	$1,663	$4,364	$3,765
(1)

Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. Refer to Note 7 of the Condensed Consolidated Financial Statements for further information.

(2)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 14 of the Condensed Consolidated Financial Statements.

(3)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

(4)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents a gain on the sale of TMAC in 2021 and gains on the sale of Kalgoorlie and Continental in 2020. For further information, refer to Note 9 of the Condensed Consolidated Financial Statements.

(5)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplied inventories.
(6)

Settlement costs, included in Other expense, net, are primarily comprised of a voluntary contribution made to the Republic of Suriname and other certain costs associated with legal and other settlements for 2021 and costs related to the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru, mineral interest settlements at Ahafo and Akyem in Africa and other related costs for 2020.

(7)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(8)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. For the three and nine months ended September 30, 2021, Adjusted EBITDA has not been adjusted for $23 and $63 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. Refer to Note 8 of the Condensed Consolidated Financial Statements for further information.

(9)	Impairment of investments, included in Other income (loss), net, primarily represents the other-than-temporary impairment of the TMAC investment recorded in 2020.
(10)	Pension settlements, included in Other income (loss), net, represent pension settlement charges in 2020.
(11)	Loss on debt extinguishment, included in Other income (loss), net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(12)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represent subsequent integration costs incurred during 2020 related to the Newmont Goldcorp transaction.
(13)

Adjusted EBITDA has not been adjusted for cash care and maintenance costs, included in Care and maintenance, which represent costs incurred associated with certain mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic. Cash care and maintenance costs were $6 and $8 during the three and nine months ended September 30, 2021, respectively, relating to our Tanami mine site. Cash care and maintenance costs were $26 and $171 during the three and nine months ended September 30, 2020, respectively, relating to our Musselwhite, Éléonore, Peñasquito, Yanacocha, and Cerro Negro mine sites.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Equity income (loss) of affiliates	$39	$53	$138	$119
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	4	(1)	(1)	16
Equity income (loss) of affiliates, Pueblo Viejo (1)	43	52	137	135
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit)	37	45	117	111
Depreciation and amortization	28	18	82	52
Pueblo Viejo EBITDA	$108	$115	$336	$298
(1)	Refer to Note 12 of the Condensed Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$162	$223	$499	$486
Depreciation and amortization (1)	131	151	386	429
NGM EBITDA	$293	$374	$885	$915
(1)	See Note 3 to the Condensed Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$1,144	$1,596	$2,980	$3,196
Less: Net cash used in (provided by) operating activities of discontinued operations	(11)	1	(13)	8
Net cash provided by (used in) operating activities of continuing operations	1,133	1,597	2,967	3,204
Less: Additions to property, plant and mine development	(398)	(296)	(1,212)	(904)
Free Cash Flow	$735	$1,301	$1,755	$2,300

Net cash provided by (used in) investing activities (1)	$(390)	$(337)	$(1,517)	$502
Net cash provided by (used in) financing activities	$(697)	$(242)	$(2,363)	$(1,119)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,144	$(39)	$1,105	$2,980	$(92)	$2,888
Less: Net cash used in (provided by) operating activities of discontinued operations	(11)	—	(11)	(13)	—	(13)
Net cash provided by (used in) operating activities of continuing operations	1,133	(39)	1,094	2,967	(92)	2,875
Less: Additions to property, plant and mine development (2)	(398)	19	(379)	(1,212)	50	(1,162)
Free Cash Flow	$735	$(20)	$715	$1,755	$(42)	$1,713

Net cash provided by (used in) investing activities (3)	$(390)			$(1,517)
Net cash provided by (used in) financing activities	$(697)			$(2,363)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months ended September 30, 2021 Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $35 and $9, respectively, on a cash basis. For the nine months ended September 30, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $88 and $31, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,596	$(50)	$1,546	$3,196	$(132)	$3,064
Less: Net cash used in (provided by) operating activities of discontinued operations	1	—	1	8	—	8
Net cash provided by (used in) operating activities of continuing operations	1,597	(50)	1,547	3,204	(132)	3,072
Less: Additions to property, plant and mine development (2)	(296)	12	(284)	(904)	37	(867)
Free Cash Flow	$1,301	$(38)	$1,263	$2,300	$(95)	$2,205

Net cash provided by (used in) investing activities (3)	$(337)			$502
Net cash provided by (used in) financing activities	$(242)			$(1,119)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months ended September 30, 2020 Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $23 and $8, respectively, on a cash basis. For the nine months ended September 30, 2020, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $66 and $26, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Costs applicable to sales (1)(2)	$1,175	$1,130	$3,331	$3,210
Gold sold (thousand ounces)	1,416	1,495	4,277	4,210
Costs applicable to sales per ounce (3)	$830	$756	$779	$762
(1)

Includes by-product credits of $27 and $154 during the three and nine months ended September 30, 2021, respectively, and $34 and $78 during the three and nine months ended September 30, 2020, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Costs applicable to sales (1)(2)	$192	$139	$564	$449
Gold equivalent ounces - other metals (thousand ounces) (3)	301	248	930	780
Costs applicable to sales per ounce (4)	$638	$556	$606	$575
(1)	Includes by-product credits of $2 and $5 during the three and nine months ended September 30, 2021, respectively, and $1 and $2 during the three and nine months ended September 30, 2020, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per ounce for Nevada Gold Mines (NGM)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost applicable to sales, NGM (1)(2)	$232	$258	$674	$761
Gold sold (thousand ounces), NGM	303	340	893	997
Costs applicable to sales per ounce, NGM (3)	$768	$761	$755	$764
(1)	See Note 3 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito and Boddington mines. The other metals CAS at those mine sites is disclosed in Note 3 of the Condensed Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito and Boddington mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Care and maintenance and Other expense, net. Care and maintenance includes direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic. For Other expense, net we exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Condensed Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito and Boddington mines. We also allocate these costs incurred at the Other North America, Other Australia and Corporate and Other locations using the proportion of CAS between gold and other metals.

Three Months Ended September 30, 2021	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$47	$2	$2	$—	$—	$—	$19	$70	49	$1,421
Musselwhite	38	—	1	—	—	—	10	49	35	1,379
Porcupine	69	2	2	—	—	—	9	82	72	1,139
Éléonore	60	1	—	—	1	—	10	72	58	1,243
Peñasquito	94	1	—	—	1	9	16	121	170	706
Other North America	—	—	—	1	—	—	—	1	—	—
North America	308	6	5	1	2	9	64	395	384	1,026

Yanacocha	92	20	1	—	9	1	4	127	67	1,908
Merian	80	2	2	—	1	—	9	94	106	884
Cerro Negro	54	1	1	—	6	—	16	78	63	1,231
Other South America	—	—	—	3	—	—	—	3	—	—
South America	226	23	4	3	16	1	29	302	236	1,276

Boddington	151	2	2	—	—	4	13	172	167	1,030
Tanami	69	—	1	—	12	—	29	111	111	986
Other Australia	—	—	—	2	—	—	1	3	—	—
Australia	220	2	3	2	12	4	43	286	278	1,025

Ahafo	112	2	1	—	2	—	19	136	123	1,100
Akyem	77	6	1	—	—	—	15	99	92	1,104
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	189	8	2	2	2	—	34	237	215	1,114

Nevada Gold Mines	232	2	4	2	1	2	43	286	303	945
Nevada	232	2	4	2	1	2	43	286	303	945

Corporate and Other	—	—	31	43	—	—	6	80	—	—
Total Gold	$1,175	$41	$49	$53	$33	$16	$219	$1,586	1,416	$1,120

Gold equivalent ounces - other metals (12)
Peñasquito	$155	$2	$—	$—	$2	$27	$26	$212	261	$819
Other North America	—	—	—	1	1	—	—	2	—	—
North America	155	2	—	1	3	27	26	214	261	822

Boddington	37	—	—	—	—	2	1	40	40	1,013
Other Australia	—	—	—	—	—	—	1	1	—	—
Australia	37	—	—	—	—	2	2	41	40	1,025

Corporate and Other	—	—	4	7	—	—	1	12	—	—
Total Gold Equivalent Ounces	$192	$2	$4	$8	$3	$29	$29	$267	301	$887

Consolidated	$1,367	$43	$53	$61	$36	$45	$248	$1,853

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $29 and excludes co-product revenues of $379.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $23, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $13 and $84, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $3 at CC&V, $1 at Éléonore, $2 at Peñasquito, $1 at Other North America, $4 at Yanacocha, $2 at Merian, $1 at Cerro Negro, $9 at Other South America, $6 at Tanami, $4 at Other Australia, $5 at Ahafo, $2 at Akyem, $4 at NGM and $3 at Corporate and Other, totaling $47 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $6 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $6 for North America, $11 for South America, $5 for Australia and $1 for Africa, totaling $23.

(8)	Other expense, net is adjusted for impairment of long-lived and other assets of $6, and distributions from the Newmont Global Community Support Fund of $1.
(9)

Includes sustaining capital expenditures of $76 for North America, $29 for South America, $42 for Australia, $33 for Africa, $43 for Nevada, and $7 for Corporate and Other, totaling $230 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $168. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Power Generation Civil Upgrade, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(10)	Includes finance lease payments for sustaining projects of $18.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Three Months Ended September 30, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$61	$1	$3	$—	$—	$—	$10	$75	71	$1,081
Musselwhite	46	1	2	—	2	—	7	58	47	1,260
Porcupine	61	—	3	—	—	—	10	74	81	911
Éléonore	53	1	—	—	—	—	10	64	57	1,118
Peñasquito	74	2	—	—	—	18	13	107	130	835
Other North America	—	—	4	1	2	—	—	7	—	—
North America	295	5	12	1	4	18	50	385	386	1,003

Yanacocha	81	13	2	1	4	—	6	107	80	1,325
Merian	86	1	—	—	—	—	10	97	106	917
Cerro Negro	43	1	—	—	16	—	8	68	51	1,346
Other South America	—	—	1	2	1	—	—	4	—	—
South America	210	15	3	3	21	—	24	276	237	1,162

Boddington	148	3	1	—	—	3	17	172	175	985
Tanami	62	—	3	—	—	—	29	94	130	723
Other Australia	—	—	—	3	1	—	1	5	—	—
Australia	210	3	4	3	1	3	47	271	305	889

Ahafo	99	3	1	1	—	—	20	124	136	912
Akyem	58	5	—	—	—	—	7	70	91	775
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	157	8	1	3	—	—	27	196	227	865

Nevada Gold Mines	258	4	6	3	—	2	34	307	340	904
Nevada	258	4	6	3	—	2	34	307	340	904

Corporate and Other	—	—	24	55	—	—	10	89	—	—
Total Gold	$1,130	$35	$50	$68	$26	$23	$192	$1,524	1,495	$1,020

Gold equivalent ounces - other metals (11)
Peñasquito	$111	$2	$—	$—	$1	$31	$14	$159	215	$735
Boddington	28	—	—	—	—	1	3	32	33	998
Total Gold Equivalent Ounces	$139	$2	$—	$—	$1	$32	$17	$191	248	$770

Consolidated	$1,269	$37	$50	$68	$27	$55	$209	$1,715

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $35 and excludes co-product revenues of $310.
(3)	Includes stockpile and leach pad inventory adjustments of $6 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $14, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $12 and $3, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $1 at Éléonore, $1 at Peñasquito, $1 at Other North America, $3 at Merian, $6 at Other South America, $1 at Tanami, $5 at Other Australia, $4 at Ahafo, $2 at Akyem, $1 at Other Africa, $6 at NGM and $5 at Corporate and Other, totaling $37 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $5 at Musselwhite, $2 at Yanacocha, $18 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $32, settlement costs of $26, impairment of long-lived and other assets of $24 and restructuring and severance of $9.

(8)

Includes sustaining capital expenditures of $55 for North America, $24 for South America, $47 for Australia, $26 for Africa, $34 for Nevada, and $10 for Corporate and Other, totaling $196 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $100. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $13.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Nine Months Ended September 30, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$167	$5	$7	$—	$—	$—	$35	$214	168	$1,271
Musselwhite	114	1	5	—	1	—	28	149	109	1,366
Porcupine	196	4	11	—	—	—	31	242	212	1,144
Éléonore	178	2	2	—	4	—	47	233	186	1,253
Peñasquito	278	5	1	—	5	24	46	359	541	663
Other North America	—	—	—	3	1	—	—	4	—	—
North America	933	17	26	3	11	24	187	1,201	1,216	988

Yanacocha	174	56	3	—	25	1	12	271	196	1,385
Merian	244	4	5	—	4	—	29	286	322	886
Cerro Negro	163	4	2	—	16	—	41	226	189	1,198
Other South America	—	—	—	7	2	—	—	9	—	—
South America	581	64	10	7	47	1	82	792	707	1,119

Boddington	444	8	5	—	—	10	93	560	502	1,115
Tanami	204	1	3	—	15	—	84	307	342	897
Other Australia	—	—	—	7	1	—	4	12	—	—
Australia	648	9	8	7	16	10	181	879	844	1,040

Ahafo	296	6	4	—	5	—	55	366	331	1,105
Akyem	199	21	2	—	1	—	34	257	286	902
Other Africa	—	—	1	6	—	—	—	7	—	—
Africa	495	27	7	6	6	—	89	630	617	1,023

Nevada Gold Mines	674	7	10	7	3	2	128	831	893	931
Nevada	674	7	10	7	3	2	128	831	893	931

Corporate and Other	—	—	70	134	—	—	14	218	—	—
Total Gold	$3,331	$124	$131	$164	$83	$37	$681	$4,551	4,277	$1,064

Gold equivalent ounces - other metals (12)
Peñasquito	$462	$7	$1	$—	$8	$84	$74	$636	819	$778
Other North America	—	—	—	2	1	—	—	3	—	—
North America	462	7	1	2	9	84	74	639	819	781

Boddington	102	1	1	—	—	5	18	127	111	1,141
Other Australia	—	—	—	1	—	—	1	2	—	—
Australia	102	1	1	1	—	5	19	129	111	1,155

Corporate and Other	—	—	10	23	—	—	2	35	—	—
Total Gold Equivalent Ounces	$564	$8	$12	$26	$9	$89	$95	$803	930	$863

Consolidated	$3,895	$132	$143	$190	$92	$126	$776	$5,354

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $159 and excludes co-product revenues of $1,204.
(3)	Includes stockpile and leach pad inventory adjustments of $9 at CC&V, $18 at Yanacocha and $10 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $60 and $72, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $39 and $121, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $6 at CC&V, $3 at Porcupine, $3 at Éléonore, $2 at Peñasquito, $3 at Other North America, $8 at Yanacocha, $3 at Merian, $2 at Cerro Negro, $24 at Other South America, $15 at Tanami, $10 at Other Australia, $10 at Ahafo, $4 at Akyem, $12 at NGM and $7 at Corporate and Other, totaling $112 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $8 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $19 for North America, $34 for South America, $6 for Australia and $4 for Africa, totaling $63.

(8)

Other expense, net is adjusted for impairment of long-lived and other assets of $18, settlement costs of $11, restructuring and severance costs of $10 and distributions from the Newmont Global Community Support Fund of $3.

(9)

Includes sustaining capital expenditures of $223 for North America, $82 for South America, $188 for Australia, $87 for Africa, $128 for Nevada, and $16 for Corporate and Other, totaling $724 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $488. The following are major development projects: Pamour, Yanacocha Sulfides, Quecher Main, Cerro Negro expansion projects, Tanami Expansion 2, Power Generation Civil Upgrade, Subika Mining Method Change, Ahafo North, Goldrush Complex and Turquoise Ridge 3rd shaft.

(10)	Includes finance lease payments for sustaining projects of $52.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Nine Months Ended September 30, 2020	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$180	$4	$5	$—	$—	$—	$27	$216	200	$1,085
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	73	2	5	—	24	—	16	120	62	1,945
Porcupine	174	2	7	—	—	—	25	208	241	862
Éléonore	127	2	3	—	26	—	27	185	137	1,345
Peñasquito	188	4	—	—	19	27	24	262	311	845
Other North America	—	—	4	9	3	—	1	17	—	—
North America	787	14	25	9	72	27	124	1,058	993	1,066

Yanacocha	270	42	5	1	30	—	14	362	266	1,358
Merian	239	3	3	1	—	—	27	273	337	811
Cerro Negro	115	2	1	—	54	—	24	196	154	1,271
Other South America	—	—	1	7	2	—	—	10	—	—
South America	624	47	10	9	86	—	65	841	757	1,111

Boddington	421	9	3	—	—	8	64	505	482	1,046
Tanami	189	1	7	—	—	—	68	265	375	707
Other Australia	—	—	—	9	1	—	3	13	—	—
Australia	610	10	10	9	1	8	135	783	857	914

Ahafo	264	7	2	1	2	—	56	332	338	983
Akyem	164	17	1	—	1	—	18	201	268	750
Other Africa	—	—	—	5	—	—	—	5	—	—
Africa	428	24	3	6	3	—	74	538	606	889

Nevada Gold Mines	761	11	16	8	6	8	124	934	997	936
Nevada	761	11	16	8	6	8	124	934	997	936

Corporate and Other	—	—	53	164	3	—	31	251	—	—
Total Gold	$3,210	$106	$117	$205	$171	$43	$553	$4,405	4,210	$1,046

Gold equivalent ounces - other metals (11)
Peñasquito	$371	$6	$1	$—	$19	$114	$67	$578	688	$840
Boddington	78	1	—	—	—	4	12	95	92	1,032
Total Gold Equivalent Ounces	$449	$7	$1	$—	$19	$118	$79	$673	780	$862

Consolidated	$3,659	$113	$118	$205	$190	$161	$632	$5,078

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $80 and excludes co-product revenues of $769.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $23 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $69 and $44, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $38 and $9, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $1 at Porcupine, $1 at Éléonore, $2 at Peñasquito, $1 at Other North America, $2 at Yanacocha, $6 at Merian, $19 at Other South America, $4 at Tanami, $11 at Other Australia, $12 at Ahafo, $4 at Akyem, $3 at Other Africa, $14 at NGM and $8 at Corporate and Other, totaling $92 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $28 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $27 at Yanacocha, $50 at Cerro Negro and $2 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $67, settlement costs of $34, impairment of long-lived and other assets of $29, Goldcorp transaction and integration costs of $23 and restructuring and severance costs of $12.

(8)

Includes sustaining capital expenditures of $156 for North America, $65 for South America, $139 for Australia, $73 for Africa, $124 for Nevada, and $31 for Corporate and Other, totaling $588 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $316. The following are major development projects: Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $44.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

A reconciliation of the updated 2021 Gold AISC outlook to the updated 2021 Gold CAS outlook and 2021 Co-product AISC outlook to the 2021 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2021 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$4,600
Reclamation Costs (5)	150
Advanced Projects & Exploration (6)	160
General and Administrative (7)	225
Other Expense	100
Treatment and Refining Costs	50
Sustaining Capital (8)	870
Sustaining Finance Lease Payments	45
All-in Sustaining Costs	$6,200
Ounces (000) Sold (9)	5,900
All-in Sustaining Costs per Oz	$1,050
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2021 Outlook - Co-Product (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$790
Reclamation Costs (5)	10
Advanced Projects & Exploration (6)	20
General and Administrative (7)	35
Other Expense	20
Treatment and Refining Costs	125
Sustaining Capital (8)	130
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,150
Co-Product GEO (000) Sold (9)	1,300
All-in Sustaining Costs per Co Product GEO	$880
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2021

Net income (loss) attributable to Newmont stockholders	$3	$650	$559	$824
Net income (loss) attributable to noncontrolling interests	(246)	11	20	(60)
Net loss (income) from discontinued operations	(11)	(10)	(21)	(18)
Equity loss (income) of affiliates	(39)	(49)	50	(70)
Income and mining tax expense (benefit)	222	341	235	258
Depreciation and amortization	570	561	553	615
Interest expense, net of capitalized interest	66	68	74	73
EBITDA	565	1,572	1,370	1,622
EBITDA Adjustments:
Loss on assets held for sale	571	—	—	—
Change in fair value of investments	96	(26)	110	(61)
Reclamation and remediation charges	79	20	10	213
Impairment of long-lived and other assets	6	11	1	20
Loss (gain) on asset and investment sales	(3)	—	(43)	(84)
COVID-19 specific costs	1	1	1	25
Impairment of investments	1	—	—	—
Settlement costs	—	8	3	24
Restructuring and severance	—	5	5	6
Pension settlements	—	—	—	7
Adjusted EBITDA	1,316	1,591	1,457	1,772
12 month trailing Adjusted EBITDA	$6,136

Total Debt	$5,482
Lease and other financing obligations	656
Less: Cash and cash equivalents	4,636
Total net debt	$1,502

Net debt to adjusted EBITDA	0.2

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Consolidated gold sales, net	$2,516	$2,860	$7,628	$7,347
Consolidated copper sales, net	72	43	204	101
Consolidated silver sales, net	143	138	486	337
Consolidated lead sales, net	42	30	129	92
Consolidated zinc sales, net	122	99	385	239
Total sales	$2,895	$3,170	$8,832	$8,116

	Three Months Ended September 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,527	$75	$167	$30	$133
Provisional pricing mark-to-market	5	(1)	(29)	13	1
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	2,532	74	157	43	134
Treatment and refining charges	(16)	(2)	(14)	(1)	(12)
Net	$2,516	$72	$143	$42	$122
Consolidated ounces (thousands)/pounds (millions) sold	1,416	18	7,792	42	98
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,784	$4.18	$21.52	$0.73	$1.35
Provisional pricing mark-to-market	4	(0.08)	(3.79)	0.29	0.01
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,788	4.10	20.17	1.02	1.36
Treatment and refining charges	(10)	(0.11)	(1.83)	(0.03)	(0.12)
Net	$1,778	$3.99	$18.34	$0.99	$1.24
	Nine Months Ended September 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$7,675	$204	$490	$130	$419
Provisional pricing mark-to-market	(10)	5	(20)	2	5
Silver streaming amortization	—	—	58	—	—
Gross after provisional pricing and streaming impact	7,665	209	528	132	424
Treatment and refining charges	(37)	(5)	(42)	(3)	(39)
Net	$7,628	$204	$486	$129	$385
Consolidated ounces (thousands)/pounds (millions) sold	4,277	49	23,938	134	319
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.20	$20.49	$0.98	$1.32
Provisional pricing mark-to-market	(2)	0.09	(0.85)	0.01	0.01
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,792	4.29	22.08	0.99	1.33
Treatment and refining charges	(9)	(0.10)	(1.76)	(0.03)	(0.12)
Net	$1,783	$4.19	$20.32	$0.96	$1.21
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended September 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,864	$42	$122	$36	$99
Provisional pricing mark-to-market	19	2	12	(1)	14
Silver streaming amortization	—	—	16	—	—
Gross after provisional pricing and streaming impact	2,883	44	150	35	113
Treatment and refining charges	(23)	(1)	(12)	(5)	(14)
Net	$2,860	$43	$138	$30	$99
Consolidated ounces (thousands)/pounds (millions) sold	1,495	14	6,371	42	98
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,917	$2.94	$19.15	$0.87	$1.01
Provisional pricing mark-to-market	12	0.15	2.00	(0.02)	0.15
Silver streaming amortization	—	—	2.40	—	—
Gross after provisional pricing and streaming impact	1,929	3.09	23.55	0.85	1.16
Treatment and refining charges	(16)	(0.10)	(1.86)	(0.12)	(0.15)
Net	$1,913	$2.99	$21.69	$0.73	$1.01
	Nine Months Ended September 30, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$7,342	$108	$306	$109	$299
Provisional pricing mark-to-market	48	(3)	18	(3)	5
Silver streaming amortization	—	—	48	—	—
Gross after provisional pricing and streaming impact	7,390	105	372	106	304
Treatment and refining charges	(43)	(4)	(35)	(14)	(65)
Net	$7,347	$101	$337	$92	$239
Consolidated ounces (thousands)/pounds (millions) sold	4,210	40	20,260	133	313
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,744	$2.67	$15.08	$0.82	$0.96
Provisional pricing mark-to-market	11	(0.07)	0.90	(0.02)	0.02
Silver streaming amortization	—	—	2.36	—	—
Gross after provisional pricing and streaming impact	1,755	2.60	18.34	0.80	0.98
Treatment and refining charges	(10)	(0.11)	(1.68)	(0.11)	(0.21)
Net	$1,745	$2.49	$16.66	$0.69	$0.77
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Consolidated gold sales, net	$2,516	$2,860	$7,628	$7,347
Consolidated other metal sales, net	379	310	1,204	769
Sales	$2,895	$3,170	$8,832	$8,116

Costs applicable to sales	$1,367	$1,269	$3,895	$3,659
Less: Consolidated other metal sales, net	(379)	(310)	(1,204)	(769)
By-Product costs applicable to sales	$988	$959	$2,691	$2,890
Gold sold (thousand ounces)	1,416	1,495	4,277	4,210
Total Gold CAS per ounce (by-product) (1)	$698	$641	$629	$686

Total AISC	$1,853	$1,715	$5,354	$5,078
Less: Consolidated other metal sales, net	(379)	(310)	(1,204)	(769)
By-Product AISC	$1,474	$1,405	$4,150	$4,309
Gold sold (thousand ounces)	1,416	1,495	4,277	4,210
Total Gold AISC per ounce (by-product) (1)	$1,041	$940	$970	$1,024
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, October 28, 2021 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10160453
Webcast Details
Title: Newmont Third Quarter 2021 Earnings Conference Call
URL: https://event.on24.com/wcc/r/3408524/0D1847AA22DB48542F3EE259587D62D1

The third quarter 2021 results will be available before the market opens on Thursday, October 28, 2021, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation: (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the Tanami Expansion 2, Ahafo North and Yanacocha Sulfides projects, as well as the development, growth and exploration potential of the Company’s other operations, projects and investments, including, without limitation, returns, IRR, schedule, approval and decision dates, mine life and mine life extensions, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders, including with respect to future dividends and future share repurchases; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities, including, without limitation, expectations with respect to water treatment and other costs; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; and (xi) expectations regarding the impact of the Covid-19 pandemic and vaccine. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Investors are reminded that only the third quarter dividend has been declared by the Board of Directors at this time. Future dividends beyond the dividend payable on December 28, 2021 to holders of record at the close of business on December 9, 2021 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, each filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice for U.S. Investors:

The terms “resources” and “Measured, Indicated and Inferred resources” are used in this news release. Investors are advised that the SEC does not recognize these terms and “resources” have not been prepared in accordance with Industry Guide 7. Newmont has determined that such “resources” would be substantively the same as those prepared using the Guidelines established by the Society of Mining, Metallurgy and Exploration (SME) and defined as “Mineral Resource”. Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred Resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the Inferred Resource exists, or is economically or legally mineable. Investors are reminded that even if significant mineralization is discovered and converted to reserves, during the time necessary to ultimately move such mineralization to production the economic feasibility of production may change. US investors are encouraged to refer to the “Proven and Probable Reserve” tables contained herein for reserves prepared in compliance with the SEC’s Industry Guide 7 and “Mineralized Material” tables, available at www.newmont.com and included in the Company’s Form 10-K, filed on February 18, 2021, on www.sec.gov. Additional information on the Company’s resource estimates can be found at www.newmont.com/operations-and-projects/reserves-and-resources.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com